Exhibit 10.2

SECOND AMENDMENT TO THE
LABORATORY CORPORATION OF AMERICA HOLDINGS
MASTER SENIOR EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

Pursuant to a Consent Resolution adopted by the Compensation Committee of the Board of Directors of Laboratory Corporation of America Holdings (the “Company”) in April 2010, Laboratory Corporation of America Holdings Master Senior Executive Change In Control Severance Plan (“Plan”) is hereby amended, effective April 28, 2010, as follows:

1.
Section 5.1 of the Plan shall be amended by deleting from the beginning of the first sentence the phrase “Subject to Sections 3.2 and 3.3,” and replacing it with the phrase “Subject to Sections 3.2, 3.3 and 5.2,”; and

2.	Section 5.2 of the Plan including all prior amendments thereto is hereby deleted in its entirety and shall be replaced with the following:

Section 280G of the Code. Notwithstanding the application of the calculation of benefits hereunder, in the event that the payments or distributions to be made by the Company to or for the benefit of the Covered Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Plan, under some other plan, agreement, or arrangement, or otherwise) (a “Payment”) constitute “parachute payments” within the meaning of Section 280G of the Code, then the Payment to the Covered Employee shall be reduced to $1 below the safe harbor limit (as described in Section 280G(b)(2)(A)(ii) of the Code) if said reduction in Payment would result in the Covered Employee retaining a larger amount, on an after-tax basis, taking into account the excise and income taxes imposed on the payments and benefits.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to the Plan to be executed as of April 28, 2010.

LABORATORY CORPORATION OF
AMERICA HOLDINGS

By: /S/ F. SAMUEL EBERTS III
F. Samuel Eberts III
Title: Senior Vice President and Chief Legal
Officer